As filed with the Securities and Exchange Commission on March 11, 2010.
Registration No. 333-140116
333-151863

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO Form S-3 Registration Statement No. 333-140116	POST EFFECTIVE AMENDMENT NO. 1 TO Form S-3 Registration Statement No. 333-151863
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

POSTROCK ENERGY SERVICES CORPORATION
(formerly named Quest Resource Corporation)
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	90-0196936 (I.R.S. Employer Identification No.)

210 Park Avenue, Suite 2750
Oklahoma City, Oklahoma 73102
(405) 600-7704
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
David C. Lawler
President and Chief Executive Officer
PostRock Energy Services Corporation
210 Park Avenue, Suite 2750
Oklahoma City, Oklahoma 73102
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Laura Lanza Tyson
Tull R. Florey
Baker Botts L.L.P.
910 Louisiana Street
Houston, Texas 77002
(713) 229-1234

     Approximate date of commencement of proposed sale to the public: This post-effective amendment deregisters those securities that remain unsold hereunder as of the effective date hereof.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐

TERMINATION OF OFFERING
     This Post-Effective Amendment relates to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”) filed by PostRock Energy Services Corporation (formerly named Quest Resource Corporation) (“QRCP”):
1.	Registration No. 333-140116 registering the offering of 82,500 shares of QRCP common stock to be sold by selling stockholders; and

2.	Registration No. 333-151863 registering the offering of up to $20,000,000 aggregated amount of QRCP’s common stock, of which $3,730,000 was offered pursuant to a prospectus supplement dated July 1, 2008 to the prospectus dated August 11, 2006 as filed with the Securities and Exchange Commission on July 2, 2008.
     On March 5, 2010, pursuant to that certain Agreement and Plan of Merger, dated as of July 2, 2009 and amended on October 2, 2009, by and among PostRock Energy Corporation (“PostRock”), QRCP, Quest Midstream Partners, L.P., Quest Energy Partners, L.P., Quest Midstream GP, LLC, Quest Energy GP, LLC, Quest Resource Acquisition Corp. (“QRCP Merger Sub”), Quest Energy Acquisition, LLC, Quest Midstream Holdings Corp. and Quest Midstream Acquisition, LLC, QRCP Merger Sub merged with and into QRCP, with QRCP surviving (the “QRCP Merger”). Pursuant to the QRCP Merger, each share of QRCP common stock was converted into the right to receive .0575 shares of PostRock common stock, ceased to be issued, was delisted from The Nasdaq Global Market and will be deregistered under the Securities Exchange Act of 1934, as amended.
     Accordingly, pursuant to the undertaking contained in the Registration Statements to remove from registration by means of a post-effective amendment any securities being registered which remain unsold at the termination of the offering, the registrant is filing this Post-Effective Amendment to the Registration Statements solely to deregister any and all securities previously registered under the Registration Statements that remain unsold.

SIGNATURES

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on March 11, 2010.

POSTROCK ENERGY SERVICES CORPORATION
By:	/s/ David C. Lawler
	Name:	David C. Lawler
	Title:	President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David C. Lawler David C. Lawler	President, Chief Executive Officer and Director (Principal Executive Officer)	March 11, 2010

/s/ Eddie M. LeBlanc, III Eddie M. LeBlanc, III	Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	March 11, 2010